Exhibit 3.54

OPERATING AGREEMENT

OF

PAETEC REALTY LLC

This Operating Agreement (this “Agreement”) of PAETEC Realty LLC (the “Company”), dated and effective as of January 27, 2010, is entered into by PAETEC Corp., as the sole member (the “Member”).

WHEREAS, the Member has formed a limited liability company under the New York Limited Liability Company Law and wishes to set forth this Agreement with the Company as to how the business and affairs of the Company shall be managed and its rights and obligations with respect to the Company.

NOW, THEREFORE, the Member, by execution of this Agreement, hereby agrees as follows:

1.        Name. The name of the limited liability company is PAETEC Realty LLC.

2.        Certificates. Courtney Alan Wellar of Bond, Schoeneck & King, PLLC is the “organizer” and an authorized person, and executed, delivered and filed the Articles of Organization with the Secretary of State of New York State for the Company. Courtney Alan Wellar is also an authorized person for purposes of and did obtain an Employer Identification Number for the Company. Those actions are hereby ratified and approved by the Member. Upon the filing of the Articles of Organization with the Secretary of State of New York State and obtaining an employer identification number, Courtney Alan Wellar’s powers as the “organizer” and an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the New York Limited Liability Company Law (the “LLC Law”).

3.        Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the LLC Law.

4.        Powers. In furtherance and not in limitation of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

(a)        acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property, or any interest therein, that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(b)        act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

(c)        take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

(d)        operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, pledge, encumber, lease or demolish or otherwise dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(e)        borrow money, guaranty the obligations of other persons (including, without limitation, obligations of direct or indirect parent or subsidiary entities or affiliates of the Company) and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

(f)        invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

(g)        prepay, in whole or in part, refinance, recast, increase, modify or extend any indebtedness or guaranty of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage, pledge, security agreement or other encumbrance securing such indebtedness or guaranty;

(h)        enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Company or the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

(i)        employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

(j)        enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

(k)        do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the LLC Law.

5.        Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined by the Member.

6.        Members. The name and the mailing address of the Member are as follows:

Name	Address

PAETEC Corp.	c/o PAETEC Holding Corp. 600 Willowbrook Office Park Fairport, NY 14450

7.        Limited Liability. Except as otherwise provided by the LLC Law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

8.        Capital Contributions. The Member is deemed admitted as the Member of the Company upon its formation. The Member has contributed the costs of forming the Company as capital contributions.

9.        Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, the Member may at any time make additional capital contributions to the Company.

10.      Allocation of Profits and Losses. The Company’s profits and losses shall be allocated solely to the Member.

11.      Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the LLC Law or other applicable law.

12.      Management. The management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of New York. The Member has the authority to bind the Company. Notwithstanding any other provision of this Agreement, the Member is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person.

13.      Officers. The Member may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Vice President, Secretary, Assistant Secretary, and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the New York Business Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 13 may be revoked at any time by the Member. An Officer may be removed with or without cause by the Member. The Member hereby designates the persons identified on Exhibit A to serve as the initial Officers of the Company in the respective capacities listed on Exhibit A.

14.      Other Business. Any Covered Person (as defined below) may engage in or possess an interest in other profit-seeking or business ventures of any kind, nature or description, independently or with others, whether or not such ventures are competitive with the Company and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Covered Person who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company and such Covered Person shall have no duty to communicate or offer such opportunity to the Company, and such Covered Person shall not be liable to the Company or to any other Covered Person bound by this Agreement for breach of any fiduciary or other duty by reason of the fact that such Covered Person pursues or acquires for, or directs such opportunity to another person or entity or does not communicate such opportunity or information to the Company. Neither the Company nor any Member nor any Covered Person bound by this Agreement shall have any rights or obligations by virtue of this Agreement or the relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Company, shall not be deemed wrongful or improper. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Member, the Covered Person acting under this Agreement shall not be liable to Company or to the Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of the Covered Person.

15.      Exculpation and Indemnification. To the greatest extent permitted by applicable law, neither the Member nor any Officer nor any affiliate of the Company or the foregoing (each a “Covered Person”) shall be liable to the Company or any other person or entity who is or is not bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that the Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct. To the full extent permitted by applicable law, the Covered Persons shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that the Covered Person shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of its gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 15 shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

16.      Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company; provided, however, that if the Member transfers all of its interest in the Company pursuant to this Section 16, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

17.      Resignation. The Member may at any time resign from the Company; provided, however, that an additional member shall be admitted to the Company, subject to Section 18 hereof, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

18.      Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

19.      Dissolution.

(a)        The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) at any time there are no members of the Company unless the Company is continued in accordance with the LLC Law, or (iii) the entry of a decree of judicial dissolution under the LLC Law.

(b)        The bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c)        In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 704 of the LLC Law.

(d)        Upon the filing of the Articles of Dissolution in accordance with the LLC Law, the Company and this Agreement shall terminate.

20.      Separability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

21.      Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

22.      Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of New York (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

23.      Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

24.      Sole Benefit of Member. Except as expressly provided in Section 15, the provisions of this Agreement are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Operating Agreement of PAETEC Realty LLC as of the date first written above.

PAETEC CORP.

By:	/s/ S. Shane Turley
Name:	S. Shane Turley
Title:	VP, Corporate Compliance Office, Asst. Secretary